Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Life360, Inc.
San Mateo, California
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-274727 and 333-268529) of Life360, Inc. (the Company) of our report dated March 23, 2023, relating to the consolidated financial statements which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

San Francisco, California
February 27, 2025